Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Phibro Animal Health Corporation of our report dated September 17, 2013, except for the effects for the revisions and restatement described in Note 2 and the change in composition of the reportable segments discussed in Note 17, as to which the date is January 9, 2014 relating to the financial statements of Phibro Animal Health Corporation which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 31, 2014